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                                                                    Exhibit 99.2

SyQuest Adds $5 Million Investment


CONTACTS:
Henry Montgomery
Chief Financial Officer
SyQuest Technology, Inc.
510/226-4000

FOR IMMEDIATE RELEASE:


Syquest Adds $5 Million in latest investment

FREMONT, Calif., April 9, 1997 -- SyQuest Technology Inc., (NASDAQ:SYQT), a world leader in removable cartridge hard drive technology, today announced a $5 million investment transaction by Fletcher International Limited, an international investment firm. This follows an $8.5 million investment by Fletcher last November.

         Under the terms of the transaction, Fletcher purchased 50,000 shares of SyQuest's five percent cumulative convertible preferred stock, Series 3, at $100 per share. The shares are convertible into SyQuest common stock at a price equal to the 5-day average NASDAQ closing price prior to the conversion, subject to a designated cap and floor price.

         The company said it also issued to Fletcher a seven-year warrant to purchase additional shares of SyQuest common stock at a price computed using a formula similar to the formula used in converting the convertible preferred stock into common stock.

         SyQuest is seeking shareholder approval to increase the number of authorized shares of common stock to provide sufficient shares to meet the conversion and warrant requirements of this transaction, as well as for financing and other corporate purposes. The company requested this approval in its preliminary proxy filed last week with the Securities and Exchange Commission.

         The $5 million investment is subject to shareholder approval of the increase in authorized shares.

         The announcement of the Fletcher investment follows last week's report detailing SyQuest's second round of debt-to-equity conversions, which since last fall have aggregated $25.5 million. In the last 10 months, outside parties have invested a total of $63.5 million in SyQuest.

         About SyQuest

         SyQuest Technology, Inc., is a world leader in removable cartridge hard drives. Founded in 1982, the company has an

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installed base of more than three million drives and 16 million cartridges worldwide. SyQuest is headquartered in Fremont, California, and maintains manufacturing facilities in Fremont, California, and Penang (Malaysia) with additional facilities in Colorado, California, Europe and Asia. The company offers removable cartridge hard drives for Windows, MS-DOS, PC-DOS, UNIX, SGI, Sun OS and Apple Macintosh platforms. SyQuest (SYQT) is publicly traded on NASDAQ's National Market System. See SyQuest on the World Wide Web at http://www.syquest.com.

         This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 10K and 10Q.

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SyQuest and the SyQuest logo are registered trademarks  of SyQuest
Technology, Inc. All other brands or tradenames are the property of their respective companies. Contact: Thomas C. Tokos

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